                                                                   Exhibit 99.1

NEWS RELEASE
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                                                     CONTACT:     Tom Armstrong
                                                                  Kevin McDermed
                                                                  913 367 2121
                                                                  OTCBB:AHNC.OB                                                      OTCBB: AHNC.OB

                       ATCHISON CASTING CORPORATION ENTERS
                 EXTENSIONS OF NORTH AMERICAN CREDIT FACILITIES

     Atchison, Kansas - October 22, 2002 - Atchison Casting Corporation
(OTCBB:AHNC.OB) today announced the extension of its North American credit facilities.

     The lenders' agreements with the Company to forbear from enforcing their rights related to various events of default under the revolving credit facility with Harris Trust and Savings Bank and the senior notes with an insurance company (such lenders, collectively, the "Harris Lenders") has been extended from October 17, 2002 to April 3, 2003, subject to certain events that could cause an earlier termination of this forbearance period. In exchange, the
Company agreed, among other things, (i) to engage an investment banker to solicit offers on additional operations; and (ii) to prepay the Harris Lenders'
loans in amounts equal to $4.0 million by January 15, 2003 and an additional
$7.0 million by February 28, 2003, which the Company expects to satisfy out of the net proceeds from asset sales and tax refunds. In addition, if new financial covenants are not agreed upon by November 30, 2002, the forbearance will terminate.

     The lenders represented by General Electric Capital Corporation (such lenders, collectively, the "GE Lenders") have also agreed to forbear until June
29, 2003 from exercising remedies available to them due to defaults under their term loan with the Company, subject to earlier termination upon the occurrence of certain defaults. If minimum financial performance levels are achieved as of
June 30, 2003, the forbearance period will be extended an additional three months. The forbearance period will be extended another three months, until
December 29, 2003, if the Company achieves minimum financial performance levels as of September 30, 2003. The GE Lenders also agreed to allow the Company to make only interest payments through the end of the forbearance period. In exchange, the Company has agreed to increase the interest rate 25 basis points to 9.30% per year.

     The termination of the forbearance period in any of these agreements can result in the termination of the other agreements.

     "We are continuing to focus on ways to reduce our debt levels," said Tom
Armstrong, Chief Executive Officer. "We are now actively soliciting offers on several locations," continued Mr. Armstrong. "We believe we are taking the right steps to strengthen the Company. Fortunately, our

                          ATCHISON CASTING CORPORATION
     400 SOUTH FOURTH STREET o P.O. BOX 188o ATCHISON, KANSAS 66002-0188 o
                       (913)367-2121 o FAX (913)367-2155

banks have continued to work with us as we complete those steps, which to date have included both the sale and closure of certain operations," concluded Mr.
Armstrong.

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: the results of the litigation with Deloitte and Touche LLP, the re-audit of any financial statements, costs of closing foundries, the results of the liquidation of the Company's wholly-owned subsidiary Fonderie d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and the state of the general economy in Europe and the US, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, continued compliance with the terms of various forbearance agreements with the Company's lenders, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
     400 SOUTH FOURTH STREET o P.O. BOX 188o ATCHISON, KANSAS 66002-0188 o
                       (913)367-2121 o FAX (913)367-2155